Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-227724 on Form N-2 of our report dated December 14, 2018 relating to the financial statements of Axonic Alternative Income Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
December 20, 2018